Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Reg No. 333-281198) of Nocopi Technologies, Inc., of our report dated July 30, 2026, relating to the financial statements of Polymeric U.S., Inc. as of and for the years ended December 31, 2025 and 2024.

/s/ Aprio, LLP

Overland Park, Kansas

July 31, 2026